Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG® REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2010 RESULTS

- Fourth Quarter Revenues Increase 32% to $76.1 Million —

- Fourth Quarter Adjusted EBITDA Rises 47% to $38.0 Million —

- Fourth Quarter Non-GAAP Diluted EPS Increases 55% to $0.76 per share —

Dallas, TX — February 15, 2011 — DG® (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record fourth quarter 2010 financial results. Revenue for the three months ended December 31, 2010 increased 32% to $76.1 million compared to $57.5 million in the same period of 2009. Fourth quarter Adjusted EBITDA increased 47% to $38.0 million compared to $25.8 million for the same period of 2009.

For the twelve months ended December 31, 2010  revenue was $247.5 million compared to $190.9 million in 2009, an increase of 30%.  Adjusted EBITDA for full year 2010 increased 49% to $116.3 million versus  $77.8 million for 2009.

“Today the Company reported record results for the fourth quarter and the full year,” said Scott Ginsburg, CEO and Chairman of DG.  “DG’s big idea some seven years ago — to install an edge server into every North American broadcast location connected to a centralized data center — has paid off nicely for our customers, the Company and its shareholders.  The second big idea — to consolidate the physical send content delivery business and turn it into an electronic distribution network using a hybrid environment of private and public cloud — continues to work its magic through every constituency.”

“HD represented 11 percent of total video deliveries in the fourth quarter,” according to Neil Nguyen, President and Chief Operating Officer of DG.  “With accelerating demand for high quality content delivery, the DG Network is prepared for increasing HD volumes in 2011.  The transition of our long form content delivery business, Pathfire, to a retail offering is going well, and allows us to leverage the second leg of our dual edge platform across a wide array of content delivery needs.  At the same time, we enjoyed solid growth in Unicast, the Company’s Internet media service business, and recorded the first quarterly contribution from Treehouse, the Company’s direct response unit.”

“Key financial metrics including revenues, EBITDA, margins and net income all posted impressive gains in 2010,” Mr. Ginsburg commented.  “We have demonstrated that investing in technologies which put us in synch with the ever changing supply chain of communication links, computing platforms and business intelligence applications make us a vital part of the advertising services marketplace.”

Fourth quarter and full year highlights include:

•                  Fourth quarter revenue from the Company’s Internet media service division, Unicast, increased 35% from the year earlier period.

•                  Fourth quarter revenue from the delivery of HD advertising content increased 61% to $34.5 million, while full year HD revenue grew 72% to $103 million.

•                  Fourth quarter GAAP net income was $14.6 million, or $0.51 per diluted share, compared to GAAP net income of $10.0 million, or $0.40 per diluted share in the same period of 2009.

•                  Fourth quarter non-GAAP net income was $21.6 million, or $0.76 per diluted share, compared to non-GAAP net income of $12.2 million, or $0.49 per diluted share in the same period of 2009.

•                  Full year 2010 GAAP net income was $41.6 million, or $1.50 per diluted share, compared to GAAP net income of $20.5 million, or $0.88 per diluted share in the same period of 2009.

•                  Full year 2010 non-GAAP net income was $58.8 million or $2.12 per diluted share, compared to non-GAAP net income of $29.7 million, or $1.27 per diluted share in the same period of 2009.

•                  As of December 31, 2010, the Company reported $73.4 million in cash.

•                  2010 fourth quarter includes a non-cash impairment charge of $5.9 million, or approximately $0.13 per diluted share, related to the writedown of the Company’s non-core Springbox division assets.

•                  The Company repurchased 321,802 shares during the fourth quarter for a total investment of $8.7 million.  For the full year, the Company repurchased 600,802 shares for a total investment of $13.1 million.

•                  The Company retired all of its outstanding senior secured debt with a portion of the proceeds from the public equity offering that raised net proceeds of approximately $108 million in the second quarter of 2010.

The terms “Adjusted EBITDA” and “non-GAAP net income” are defined below.

Fourth Quarter 2010 Financial Results Webcast

The Company’s fourth quarter conference call will be broadcast live on the Internet at 10:00a.m. ET on Tuesday, February 15, 2011.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.DGit.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Non-GAAP Net Income Definitions

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization, share-based compensation, restructuring / impairment charges and benefits, and gains and losses on derivative instruments. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as gains and losses from derivative instruments, and net interest expense, or do not require a cash outlay, such as share-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

The Company defines “non-GAAP net income” as net income before amortization of intangible assets, impairment charges and share-based compensation expense.  “Non-GAAP net income” also excludes the one-time charges related to the early payoff of all outstanding indebtedness, specifically the loss recognized to terminate interest rate swap agreements and write-off of deferred loan fees.  All amounts excluded from “non GAAP net income” are reported net of the tax benefit these expenses provide.

The Company considers non-GAAP net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

Adjusted EBITDA and non-GAAP net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial measures to the comparable GAAP measures.

Recent Acquisition

The Company completed its acquisition of Match Point Media on October 1, 2010.  Accordingly, the results of operations for Match Point Media have been included in the Company’s results since the acquisition date.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries.  The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and Internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its Unicast, SourceEcreative, Treehouse and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence.  For more information, visit www.DGit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include the Company’s ability to integrate recent acquisitions and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$76,091	$57,483	$247,528	$190,886
Cost of revenues	23,686	18,727	78,163	71,702
Sales and marketing	3,666	3,656	13,534	12,678
Research and development	3,347	2,749	10,601	6,257
General and administrative	7,374	6,535	28,953	22,463
Operating expenses, excluding depreciation and amortization, share-based compensation, and impairment charges	38,073	31,667	131,251	113,100
Adjusted EBITDA	38,018	25,816	116,277	77,786
Depreciation and amortization	8,496	6,974	29,992	26,501
Impairment of Springbox unit	5,866	—	5,866	—
Share-based compensation	1,342	593	4,805	3,983
Operating income	22,314	18,249	75,614	47,302
Write-off of deferred loan fees	—	—	2,875	266
Loss on interest rate swap termination	—	—	2,135	—
Other interest (income) expense, net	(118)	2,258	2,117	11,593
Interest (income) expense and other, net	(118)	2,258	7,127	11,859
Income before income taxes	22,432	15,991	68,487	35,443
Provision for income taxes	7,805	6,028	26,918	14,942
Net income	$14,627	$9,963	$41,569	$20,501

Earnings per share:
Basic	$0.52	$0.41	$1.52	$0.90
Diluted	$0.51	$0.40	$1.50	$0.88

Weighted average shares outstanding:
Basic	28,160	23,920	27,226	22,572
Diluted	28,402	24,629	27,570	23,091

DG

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income	$14,627	$9,963	$41,569	$20,501
Amortization of intangibles	3,508	2,934	12,588	11,724
Impairment of Springbox unit	5,866		5,866
Share-based compensation	1,342	593	4,805	3,983
Write-off of deferred loan fees and loss on interest rate swap termination	—	—	5,010	266
Income tax effect of above items	(3,729)	(1,330)	(11,013)	(6,734)
Non-GAAP net income	21,614	12,160	58,825	29,740

Other interest (income) expense, net	(118)	2,258	2,117	11,593
Add back income tax effect of items within non-GAAP net income shown above	3,729	1,330	11,013	6,734
Provision for income taxes	7,805	6,028	26,918	14,942
Depreciation expense	4,988	4,040	17,404	14,777
Adjusted EBITDA	$38,018	$25,816	$116,277	$77,786

Non-GAAP earnings per share:
Basic	$0.76	$0.50	$2.14	$1.30
Diluted	$0.76	$0.49	$2.12	$1.27

Weighted average shares outstanding:
Basic	28,160	23,920	27,226	22,572
Diluted	28,402	24,629	27,570	23,091

Reconciliation of Diluted GAAP Earnings per Share to Diluted Non-GAAP Earnings per Share

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP earnings per share - diluted	$0.51	$0.40	$1.50	$0.88
Amortization of intangibles	0.12	0.12	0.46	0.50
Impairment of Springbox unit	0.21		0.21
Share-based compensation	0.05	0.02	0.17	0.17
Write-off of deferred loan fees and loss on interest rate swap termination	—	—	0.18	0.01
Income tax effect of above items	(0.13)	(0.05)	(0.40)	(0.29)
Non-GAAP earnings per share - diluted	$0.76	$0.49	$2.12	$1.27

DG

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
Cash	$73,409	$33,870
Accounts receivable, net	64,099	51,309
Property and equipment, net	39,461	41,520
Goodwill	226,257	214,777
Deferred income taxes	14,729	28,066
Intangibles, net	98,096	102,411
Other	3,953	6,339
Total assets	$520,004	$478,292

Accounts payable and accrued liabilities	$17,685	$21,878
Deferred revenue	1,450	2,206
Debt	—	102,462
Other	3,957	4,580
Total liabilities	23,092	131,126
Total stockholders’ equity	496,912	347,166
Total liabilities and stockholders’ equity	$520,004	$478,292